EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO
(212) 935-8484

Medis Technologies Ltd. Named Among “The Best of the Best” by The Department of Defense
in Wearable Power Prize Contest

New York, NY, September 17, 2008 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it was one of the 48 team finalists announced by The Department of Defense Research and Engineering (DDR&E) office for its $1 million Wearable Power Prize that will culminate Oct. 4 during a head-to-head competition in Twentynine Palms, Calif.  Medis Technologies entered the competition teamed with General Dynamics Corporation by submitting the Medis Power Knight fuel cell power source.

The 2008 Wearable Power Prize competition is a unique approach by the DoD to address the need for long-endurance, light weight power systems for dismounted warfighters.  DDR&E launched the competition in July 2007 by offering a $1 million first prize for a wearable system that provides 20 watts (avg.) of electrical power for 96 hours, weighs less than 4 kilograms (8.8 pounds), attaches to a standard military vest, and operates autonomously. The DoD has reported that by the November 2007 deadline, 169 teams had registered to compete. Over the last ten months, the original field has contracted to the current group of what DoD has characterized as “the 48 innovative, most capable contenders.” Each team leader is a U.S. citizen, but teams have members representing 15 countries.

"We now have the 'best of the best' competing," said William S. Rees Jr., deputy under secretary of defense for laboratories and basic sciences, and sponsor of the competition. "Teams representing large and small companies and individual inventors will showcase their latest technology in this competition. The best efforts of the entrepreneurial community in lightweight, portable power and energy will go head-to-head at Twentynine Palms in a few weeks."

“We are pleased to have reached this advanced stage of the Wearable Power Prize competition with our Power Knight product,” said Robert K. Lifton, Chairman & CEO of Medis Technologies. “We believe that the Power Knight represents the highest level of achievement in fuel cell technology for the Future Soldier program. The response to our demonstration of the Power Knight at the Eurosatory Show in Paris, France from interested parties other than the DoD already has been very gratifying. Moreover, we expect this advanced performance to be the basis for interest on the part of major companies to join us in developing a power source for laptops.”

About Medis Technologies Ltd.
Medis Technologies’ primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis’ majority-owned and publicly traded subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis’ web site at www.medistechnologies.com.